Exhibit 99.2

CONSENT OF MTS SECURITIES, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated August 12, 2010, addressed to the Board of Directors of Trubion Pharmaceuticals, Inc. (the “Company”) as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of Emergent BioSolutions Inc. (“Emergent”), relating to the proposed merger of 30333 Inc., a wholly owned subsidiary of Emergent, with and into the Company, and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary — Trubion’s Reasons for the Merger,” “Summary — Opinion of Trubion’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Trubion’s Reasons for the Merger; Recommendation of Trubion Board of Directors” and “The Merger — Opinion of Trubion’s Financial Advisor.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  MTS Securities, LLC
MTS SECURITIES, LLC

New York, New York
September 23, 2010